                                                                  Exhibit 10.9.2

                                                               AGREEMENT NO. 006

                            ENGLISH MASTER SUB-LEASE

                             DATED 25TH AUGUST 2006

                                     BETWEEN

                  VENTURE LEASING (UK) ANNEX LIMITED ("LESSOR")

                                       AND

                            BIOVEX LIMITED ("LESSEE")

1. European Venture Partners II Annex Limited ("HEAD LESSOR") is or will be the legal owner of the Equipment which is or will be leased to Lessor pursuant to a head lease agreement between Head Lessor and Lessor dated on or about the date hereof (the "HEAD LEASE").

2. Lessor hereby grants Lessee a sub-lease pursuant to which Lessee may from time to time enter into one or more lease agreements with Lessor on the terms and conditions of this master sub-lease agreement (the "MASTER SUB-LEASE") and of the relevant Lease Schedule.

3. Lessee is hereby put on notice that (i) Head Lessor shall grant a pledge over the Equipment (the "EQUIPMENT PLEDGE") to third parties as security for, inter alia, monies borrowed by Head Lessor and (ii) Lessor shall grant an assignment by way of security over all of its rights under this Master Sub-Lease in favour of, inter alios, Head Lessor. Lessee shall grant an assignment by way of security in favour of Lessor of all of (i) its rights in relation to insurances it is obliged to effect in accordance with the terms and conditions of this Master Sub-Lease, and (ii) any rights in respect of any requisition compensation it might receive (the "LESSEE DEED OF ASSIGNMENT").

LEASE FACILITY TERMS:

TOTAL LEASE FACILITY:                        E3,000,000.00
DATE OF EXPIRY OF LEASE FACILITY:            31ST AUGUST 2006 (SUBJECT TO CLAUSE 2.3 BELOW)
ADVANCE RENTAL:                              E98,550.00 (PLUS VALUE ADDED TAX, IF APPLICABLE)
MINIMUM FUNDING AMOUNT PER LEASE SCHEDULE:   E500,000.00
MAXIMUM FUNDING FREQUENCY:                   MONTHLY
TRANSACTION FEE:                             E30,000.00 (PLUS VALUE ADDED TAX, IF APPLICABLE)

1.   DEFINITIONS

     In this Master Sub-Lease, including the recitals set out above, unless otherwise defined:

     1.1 "ACCEPTANCE CERTIFICATE" means a certificate of inspection and acceptance signed by Lessee in the form set out in Appendix A.

     1.2 "ACCEPTANCE DATE" means, with respect to each Lease Schedule, the date of the Acceptance Certificate executed in connection with such Lease Schedule.

     1.3 "ADVANCE RENTAL" has the meaning given in Clause 5.1 and is in the amount set forth above.

     1.4 "AFFILIATE" means, in respect of any person, any person controlled by, controlling or under common control with such person.

     1.5  "ASSIGNEE" has the meaning given in Clause 19.6.

     1.6 "BUSINESS DAY" means any day (other than a Saturday or a Sunday) on which banks are generally open for business in the place in which payment is to be made.

     1.7 "CHANGE OF CONTROL" means any change in the shareholding control or ultimate ownership of Lessee which is in Lessor's determination material.

     1.8 "COST" means the cost to Head Lessor of purchasing the Equipment, and other charges paid by Head Lessor, net of any discounts and rebates, to be leased to Lessor under the Head Lease and sub-leased to Lessee under a Lease Schedule.

     1.9 "DISCOUNT RATE" means, as at any date of its determination, the lesser of (i) HSBC Bank Base Rate (as applying from time to time) and (ii) four per cent (4%).

     1.10 "EQUIPMENT" means the products described in any Lease Schedule, and in each Acceptance Certificate delivered by Lessee to Lessor from time to time together with all replacements, additions, accessions and accessories.

     1.11 "EVENT OF DEFAULT" has the meaning given to it in Clause 12.

     1.12 "HOLDOVER PERIOD" has the meaning given in Clause 9.2.

     1.13 "INITIAL LEASE TERM" means, with respect to each Lease Schedule, the period of months specified in such Lease Schedule, commencing in accordance with Clause 4.2.

     1.14 "LEASE COMMENCEMENT DATE" means the earlier of (i) the Acceptance Date and (ii) the Pre-Delivery Payment


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          Date, and if there is more than one Acceptance Date or Pre-Delivery
          Payment Date under a Lease Schedule then the Lease Commencement Date shall be the first Acceptance Date or the first Pre-Delivery Payment Date (as the case may be) under that Lease Schedule.

     1.15 "LEASE FACILITY" is the amount specified on the front page under the heading "Total Lease Facility".

     1.16 "LEASE SCHEDULE" means a lease agreement entered into by the parties from time to time in the form of a schedule to this Master Sub-Lease and incorporating its terms (Version 1 shall be used where Equipment is purchased in accordance with Clause 3.4 and Version 2 shall be used where Equipment is purchased in accordance with Clauses 3.2 and/or 3.3).

     1.17 "LEASE TERM" means, with respect to each Lease Schedule, the Non-cancellable Term and any Holdover Period.

     1.18 "NON-CANCELLABLE TERM" means, with respect to each Lease Schedule, the period from the Lease Commencement Date for such Lease Schedule until expiry of the Initial Lease Term for such Lease Schedule.

     1.19 "QUARTER DAY" means any of 1 January, 1 April, 1 July and 1 October or if such date is not a Business Day the first Business Day after such date.

     1.20 "PRE-DELIVERY PAYMENT DATE" means the date when a pre-delivery or other payment becomes due and payable by Head Lessor to a supplier under a purchase order entered into by Head Lessor with such supplier pursuant to Clause 3.2 and/or Clause 3.3.

     1.21 "RENTAL PAYMENT" means, for any Lease Schedule, the monthly rental payment for the lease of the Equipment identified in that Lease Schedule.

     1.22 "RESIDUAL VALUE" means the value agreed between the parties as attributable to the Equipment as at the expiry of the Initial Lease Term, and specified in the Lease Schedule relating to that Equipment.

     1.23 "SECURITY DOCUMENTS" means the Equipment Pledge and the Lessee Deed of Assignment.

     1.24 "SECURITY PERIOD" means the period commencing on the date of this Master Sub-Lease, as well as the date on which each Lease Schedule is entered into, and ending on the date when each Lease Term under each Lease Schedule shall expire.

     1.25 "TRANSACTION FEE" means the amount set out above under the heading "Transaction Fee".

2.   LEASE

2.1 LESSOR leases to Lessee, and Lessee hires and takes on lease from Lessor, the Equipment described in each Lease Schedule entered into from time to time, subject to the terms and conditions set forth in this Master Sub-Lease and that Lease Schedule. To the extent that any items of Equipment described in a Lease Schedule have not been delivered to Lessee at the time such Lease Schedule is executed, Lessee hereby covenants that it agrees to lease such outstanding Equipment upon its delivery and that it shall immediately notify Lessor upon receipt of delivery of such outstanding Equipment from a supplier and sign and deliver to Lessor an Acceptance Certificate in respect of such Equipment upon the inspection and acceptance of the Equipment. Each Lease Schedule shall constitute a separate and independent lease and contractual obligation of Lessee incorporating the terms of this Master Sub-Lease. Subject always to Clause 2.6, Lessee shall enter into a Lease Schedule with Lessor on the Lease Commencement Date.

2.2 UPON execution and delivery of the Lease Schedule by Lessor and Lessee, delivery of the Equipment by the relevant supplier to Lessee and execution by Lessee of the Acceptance Certificate, the Equipment described therein shall be deemed to have been delivered to and accepted by Lessee for all purposes of this Master Sub-Lease and thereupon will be subject to the terms and conditions of this Master Sub-Lease. Lessee's execution of a Lease Schedule and Acceptance Certificate shall be conclusive proof that the item of Equipment described therein has been leased on the terms of this Master Sub-Lease and is deemed suitable and satisfactory for Lessee's purposes, notwithstanding any defect with respect to the design, manufacture, condition or any other matter or the failure of any such items of Equipment to comply with the specifications applicable thereto or with any applicable laws regulations, codes or standards.

2.3 LESSOR'S commitment to enter into Lease Schedules continues until and including the Date of Expiry of the Lease Facility specified on the front page, and is limited in aggregate to the amount of the Lease Facility; provided however, that Lessor, acting in its sole discretion, may terminate or modify its funding commitment at any time if:

     2.3.1 THERE is any material adverse change in the general affairs, management, results of operations, condition (financial or otherwise) or prospects of Lessee, whether or not arising from transactions in the ordinary course of business,

     2.3.2 THERE is any material adverse deviation by Lessee from its business plan (as it may have been supplemented in writing) presented to Lessor, since the date of this Master Sub-Lease;

     2.3.3 ANY Event of Default or event which with the passage of time or notice or both would constitute an Event of Default exists; or

     2.3.4 ANY condition precedent to any Lease Schedule has not been satisfied.

2.4 LEASE Schedules shall each be funded in an amount not less than the Minimum Funding Amount and entered into not more frequently than the Maximum Funding Frequency (each as specified on the front page).

2.5 LESSOR'S obligation to enter into this Master Sub-Lease is subject to the prior satisfaction of the following conditions:

     2.5.1 THE provision by Lessee of a certified copy of the resolutions of Lessee's board of directors authorising the transaction and the execution of associated documents;

     2.5.2 EVIDENCE from Lessee of the insurance cover required by Clause 11.2 below, if applicable;

     2.5.3 ALL necessary consents from Lessee of shareholders and other third parties with respect to the entering into of this Master Sub-Lease, the Security Documents and associated documents contemplated under this Master Sub-Lease; and

     2.5.4 ANY other documents as Lessor shall have reasonably requested.

2.6 LESSOR'S obligation to enter into any Lease Schedule is subject to the prior satisfaction by Lessee of the following conditions:

     2.6.1 ALL necessary consents of shareholders and other third parties with respect to the subject matter and the entering into of the Lease Schedule and the execution of associated documents;

     2.6.2 LANDLORD'S waiver(s) in a form acceptable to Lessor, where applicable;

     2.6.3 THE parties having executed the Lessee Deed of Assignment in the form appended as Appendix B hereto and Head Lessor and Security Trustee having executed the Equipment Pledge in the form appended as Appendix C hereto;

     2.6.4 SUCH documentation in a form and substance satisfactory to Lessor as Lessor may request with respect to invoices, purchase orders, and the like relating to the Equipment to be subject to the Lease Schedule;

     2.6.5 THE novation of a purchase order or the entering into of a sale agreement pursuant to Clauses 3.3 or 3.4 below;

     2.6.6 A signed Acceptance Certificate with respect to the Equipment which has been delivered to be subject to the Lease Schedule;


A03859429                               2                       MASTER SUB-LEASE

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     2.6.7 A delivery receipt from the supplier of the Equipment which is referred to in the Acceptance Certificate duly counter-signed by Lessee (except where Equipment is sold by, and leased back to, Lessee pursuant to Clause 3.4); and

     2.6.8 ANY other documents or conditions as Lessor shall have reasonably requested.

3.   EQUIPMENT

3.1 LESSEE shall select the type and quantity of Equipment to be subject to each Lease Schedule, subject to Lessor's approval.

3.2 SUBJECT to Clause 3.6, if such Equipment is not previously owned by Lessee and is not subject to a purchase order issued by Lessee, at Lessee's direction Lessor shall request that Head Lessor, and if Head Lessor agrees it shall, enter into purchase orders with relevant suppliers under which Head Lessor shall order the Equipment from the respective suppliers. On the Lease Commencement Date, Lessee and Lessor, subject to Clause 2.6, shall enter into a Lease Schedule in respect of each item of Equipment which shall immediately be leased to Lessee under such Lease Schedule. Lessee shall be obliged to lease and take delivery of any and all Equipment ordered by Head Lessor pursuant to this Clause 3.2.

3.3 SUBJECT to Clause 3.6, if Lessee has previously issued a purchase order to a supplier, Lessee shall execute and shall procure the execution by the relevant supplier of a novation agreement in a form acceptable to Lessor and Head Lessor transferring Lessee's rights under such purchase order to Head Lessor. The Equipment subject to such purchase order, upon delivery and acceptance by Lessee, shall be leased to Lessor under the Head Lease and sub-leased to Lessee under a Lease Schedule which, subject to Clause 2.6, shall be entered into by Lessee and Lessor on the Lease Commencement Date. Lessee shall be obliged to lease and take delivery of any and all Equipment purchased by Head Lessor pursuant to this Clause 3.3.

3.4 SUBJECT to Clause 3.6, if Lessee owns the Equipment which it intends to make subject to a Lease Schedule, Lessee shall execute a sale agreement in form and substance acceptable to Lessor and Head Lessor pursuant to which title to such Equipment shall pass to Head Lessor with full title guarantee upon payment of the purchase price, which shall reflect the fair market value of such Equipment at that date, agreed between Head Lessor and Lessee. Any discount allowed or rebate remitted to Lessee shall be passed to Head Lessor by Lessee and the Cost of the Equipment set forth on any Lease Schedule shall be the Cost net of such discount or rebate. On the Lease Commencement Date, Lessee and Lessor, subject to Clause 2.6, shall enter into a Lease Schedule in respect of each item of Equipment which shall immediately be leased to Lessee under such Lease Schedule. Lessee shall be obliged to lease and take delivery of any and all Equipment purchased by Head Lessor pursuant to this Clause 3.4.

3.5 ANY request by Lessee to Lessor and Head Lessor to purchase Equipment directly or by novation of a purchase order shall be irrevocable.

3.6 LESSEE shall not enter into the arrangements set out in Clauses 3.2 to 3.4 (inclusive) if it is aware that it will not be able to comply with any condition under Clause 2.6 at the required time.

4    TERM

4.1 EACH of this Master Sub-Lease and each Lease Schedule is effective upon execution by Lessor and Lessee and shall continue until each provision of it and of any such Lease Schedule has been fully performed.

4.2 THE Initial Lease Term with respect to each Lease Schedule shall begin on the first Quarter Day following the relevant Lease Commencement Date.

5.   RENTAL PAYMENTS

5.1 ADVANCE RENTAL: on execution of the first Lease Schedule, Lessee shall pay to Lessor the Advance Rental specified on the front page (plus value added tax, if applicable) which shall be held by Lessor and applied in or towards payment of the first and last months' Rental Payments due and payable under each Lease Schedule. If the Total Lease Facility available has not been fully expended by the Date of Expiry of the Lease Facility, Lessor shall retain the unutilised portion of the Advance Rental as compensation for expenses.

5.2 INTERIM RENT: Lessee shall pay to Lessor in respect of each Lease Schedule an interim rental payment in respect of the period, if any, between the Lease Commencement Date and the commencement of the Lease Term in the amount set out in each Lease Schedule. Such interim rental payments shall be due and payable (plus value added tax, if applicable) on the Lease Commencement Date relevant to each Lease Schedule.

5.3 RENTAL PAYMENTS: Lessee shall pay to Lessor, as rental for Equipment on the first day of each month of the Initial Lease Term of any Lease Schedule and during any Holdover Period, the Rental Payments specified in the relevant Lease Schedule. Each Rental Payment shall be in an amount equal to the Cost of the Equipment the subject of the Lease Schedule multiplied by the Rent Factor specified in the Lease Schedule (plus value added tax if applicable), and shall be due and payable in advance on the first Business Day of each calendar month during the Initial Lease Term and during any Holdover Period. Rental Payments shall be made by direct debit for payments in cleared funds on the due date, and Lessee shall provide such information and documentation as is necessary to install and maintain the direct debit mandate. Any other payment due under this Master Sub-Lease or any Lease Schedule shall be payable within 5 days of receipt of invoice.

5.4 TRANSACTION FEE: Lessor and Lessee hereby agree and acknowledge that the Transaction Fee shall be due and payable by Lessee to Lessor upon the execution of this Master Sub-Lease.

5.5 LESSEE shall pay interest to Lessor on all overdue sums, to accrue day to day until payment. The rate before and after judgement will be 4 percent per annum over HSBC Bank Base rate from time to time. If Lessee fails to pay any Rental Payment or interim rental payments (due under and pursuant to Clause 5.2) or other amount within 5 Business Days after the same is due, Lessee shall pay to Lessor on demand a one-off late payment charge of 3 percent of such amount to compensate Lessor for additional bookkeeping and collection expense.

5.6 TIME of payment of any sum due from Lessee is of the essence of this Master Sub-Lease and any Lease Schedule.

6.   WARRANTIES AND LIABILITY

6.1  LESSEE warrants and undertakes to Lessor that:

     6.1.1 IT will obtain from the supplier of any Equipment in respect of which it requires representations, undertakings or other assurances as to the quality of the Equipment, or in respect of any other aspect of the Equipment, direct written collateral undertakings from that supplier in terms satisfactory to Lessee; and

     6.1.2 IT shall have selected the Equipment using its own skill and judgement, without any reliance on Lessor, and that, as at the date of each Acceptance Certificate, it is satisfied that the Equipment is of satisfactory quality and suitable for all its requirements.

6.2 IN the light of Lessee's warranty and undertaking in Clause 6.1, Lessor makes no representation or warranty of any kind, express or implied, with respect to the Equipment, including without limitation its condition, quality or fitness for any particular purpose. Lessee acknowledges that Lessor is not the manufacturer, supplier or distributor of the Equipment, that said entities are not agents of Lessor, that Lessee takes the Equipment on lease "as is", and that Lessor has accepted no


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     responsibility for the transportation, installation or required licensing necessary for the transfer, installation or use of the Equipment. Lessee hereby waives any claim which it might have against Lessor and/or Head Lessor for any loss, damage (including incidental or consequential damage) or expense caused directly or indirectly by the Equipment, its use or maintenance, or any delay or failure to provide any item of Equipment, or any interruption of service or loss of use of the Equipment. Lessor and/or Head Lessor will not be liable to Lessee in any civil proceedings brought by Lessee against Lessor in connection with the Equipment under any health and safety regulations made pursuant to the Health and Safety at Work etc. Act 1974 where such liability may lawfully be excluded.

6.3 LESSOR warrants that it has the right to lease the Equipment and that so long as no Event of Default has occurred and is continuing, neither Lessor nor its successors or assigns or anyone acting or claiming through Lessor will interfere with Lessee's quiet enjoyment and use of the Equipment.

6.4 SINCE Lessor's and Head Lessor's liability for the risks of defective or unsuitable Equipment is excluded, Lessee agrees to assume such risks and agrees to pay the Rental Payments and other sums when due and otherwise to perform its obligations under this Master Sub-Lease and any Lease Schedule absolutely and unconditionally, and Lessee's obligations shall not be subject to or affected by or reduced by any abatement, reduction, set-off, defence, counterclaim, interruption, deferment, or other right which Lessee may have against Lessor and/or Head Lessor, the manufacturer or supplier of the Equipment or any other person.

6.5 UNTIL a Lease Schedule is terminated, Lessor shall procure that Head Lessor will take all reasonable steps to allow Lessee to have the benefit of, any and all manufacturer's warranties, service agreements and intellectual property indemnities, if any, with respect to each item of Equipment the subject of that Lease Schedule. Lessee's sole remedy for the breach of any such warranty, indemnification or service agreement shall be against the manufacturer or supplier of such Equipment and not against Lessor and/or Head Lessor, nor shall any such breach have any effect whatsoever on the rights and obligations of Lessor or Lessee under this Master Sub-Lease or any Lease Schedule. If any item of Equipment is unsatisfactory for any reason, Lessee shall make any claim solely against the manufacturer or supplier of the item of Equipment. Lessor and/or Head Lessor shall not be liable for specific performance of the Lease Schedule or for damages if for any reason a supplier declines, delays or fails to fulfil any order.

6.6 LESSOR agrees to preserve the confidentiality of all information provided to it by Lessee pursuant to Clauses 8.1.11, 8.1.12 and 8.1.13 regarding Lessee and its business which Lessee designates in writing as confidential and which is otherwise not generally known (except that Lessor may disclose such information (i) to the extent any disclosure of such information is required by a court of competent jurisdiction or governmental authority,
     (ii) to Affiliates of Lessor and/or any persons involved in providing financing (directly or indirectly) to Lessor or any Affiliate of Lessor in connection with, or supported by the amounts payable by Lessee under, this Master Sub-Lease or any Lease Schedule, Venture Leasing (UK) Limited and any of their respective directors, officers, agents or employees or (iii) to Lessor's professional advisors).

7.   LESSEE REPRESENTATIONS

7.1  LESSEE warrants and represents the following as at the date hereof:

     7.1.1 LESSEE is a limited company duly organised and validly existing under the laws of [insert relevant jurisdiction];

     7.1.2 LESSEE has the full corporate power, authority and legal right and has obtained all approvals and consents and has given all notices necessary to execute and deliver this Master Sub-Lease and the Lessee Deed of Assignment and perform the terms hereof, of each Lease Schedule and the Lessee Deed of Assignment;

     7.1.3 THERE is no action, proceeding or claim pending or, so far as Lessee is aware or ought reasonably to be aware, threatened against Lessee or any of its subsidiaries before any court or administrative agency which might have a material adverse effect on the business, condition or operations of Lessee or any subsidiary;

     7.1.4 THE Master Sub-Lease and Lessee Deed of Assignment is and each Lease Schedule will be duly executed and delivered (and where applicable registered as provided for in this Master Sub-Lease and/or the Lessee Deed of Assignment) by Lessee and constitute or will constitute valid, binding and enforceable obligations of Lessee; and

     7.1.5 THE entry into and performance by it of, and the transactions contemplated by, the Master Sub-Lease, each Lease Schedule and Lessee Deed of Assignment do not and will not conflict with (i) any law applicable to it; (ii) its constitutional documents; or (iii) any agreement or instrument binding upon it or any of its assets.

     7.1.6 ALL financial and other information furnished by or on behalf of Lessee in connection with the negotiation of this Master Sub-Lease, each Lease Schedule and the Lessee Deed of Assignment delivered to Lessor pursuant to this Master Sub-Lease, each Lease Schedule or the Lessee Deed of Assignment was true and accurate when given and there are no other facts or matters the omission of which would have made any statement or information contained therein misleading in any material respect.

     7.1.7 ALL payments made or to be made by Lessee under or pursuant to this Master Sub-Lease, each Lease Schedule and the Lessee Deed of Assignment may be made free and clear of, and without deduction or withholding for, or on account of, any taxes.

7.2 LESSEE agrees that the representations and warranties set out in Clause 7 shall survive the execution of this Master Sub-Lease and of each Lease Schedule and that by its signature on each Lease Schedule it shall be deemed to have warranted and represented the following as at the Lease Commencement Date of such Lease Schedule:

     7.2.1 ALL of the items of Equipment subject to such Lease Schedule are accurately described in Part II of such Lease Schedule, have been fully assembled and conform to all applicable performance criteria;

     7.2.2 THE requirements of Lessor with respect to the identification of the items of Equipment have been met; and

     7.2.3 EACH of the representations and warranties set forth in Clause 7.1 above remains true and correct.

     For the avoidance of doubt, the above representations and warranties shall be in addition to any representations and warranties required to be given by Lessee under a sale agreement pursuant to Clause 3.4 above in respect of any Equipment originally owned by Lessee.

8.   LESSEE OBLIGATIONS

8.1 UNTIL expiry of any Lease Term and at all times during the Security Period Lessee shall:

     8.1.1 USE its best efforts to ensure that all consents, licences, approvals and authorisations required by Lessee in connection with the entry into, performance, validity and enforceability of this Master Sub-Lease, each Lease Schedule and the Lessee Deed of Assignment have been obtained and are or (upon execution thereof) shall be in full force and effect during the life of this Master Sub-Lease and the Lessee Deed of Assignment;


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     8.1.2 PROMPTLY upon the delivery of the Equipment to Lessee, affix, or allow Lessor to affix, to the Equipment permanent indications of Head Lessor's interest in the Equipment, and shall not remove or hide them and comply with Lessor's request in assisting Head Lessor with all perfection requirements under the laws of [insert relevant jurisdiction] and pursuant to and in accordance with the provisions of the Equipment Pledge;

     8.1.3 OBTAIN, effect and keep effective all permissions, licences and permits which may from time to time be required in connection with the Equipment;

     8.1.4 PROMPTLY pay all taxes, licences, fees and charges arising in connection with the Equipment or its use, ownership or leasing, save for any taxes based on Lessor's (or the Head Lessor's, if different) net income, from the date of this Master Sub-Lease to the expiry of the Lease Term or incurred in relation to the Lease Term;

     8.1.5 USE the Equipment for its own business purposes only and keep it free from all security interests and other interests and rights of any kind except for those created by the Security Documents or by Head Lessor;

     8.1.6 INSTALL and use the Equipment in accordance with the manufacturer's instructions and recommendations, ensuring it is safe and without risk to health when properly used;

     8.1.7 TAKE care of and maintain the Equipment in good condition and proper working order (fair wear and tear excepted), exercise due and proper care in the use, repair and servicing of the Equipment and make all repairs and replacements required to maintain the Equipment in good working order and condition in accordance with all applicable laws, regulations, consents and requirements having the force of law to which the Equipment may be, or may become, from time to time, subject and with the manufacturer's specifications, and pay all other operating expenses relating to the Equipment. All replacement parts shall become the property of the Head Lessor, immediately upon incorporation and shall be deemed to be encumbered pursuant to and in accordance with the Equipment Pledge;

     8.1.8 IF specified in the applicable Lease Schedule, in accordance with the manufacturer's recommendations maintain and comply with the terms of an agreement for maintenance of the Equipment with a party approved by Lessor;

     8.1.9 KEEP the Equipment in [insert relevant jurisdiction] at the location specified in Part II of the applicable Lease Schedule (unless the prior written consent of Lessor has been obtained), or where by their nature the items of Equipment are to be moved around, keep the items of Equipment within the [insert relevant jurisdiction] and monitor their location accurately, providing copies of the relevant records to Lessor on request;

     8.1.10 GIVE immediate notice to Lessor of any judicial process or encumbrance affecting the Equipment, other than an encumbrance created under the Security Documents or by Head Lessor;

     8.1.11 ALLOW Lessor and its agents to inspect and photograph the Equipment and review all maintenance records (which Lessee agrees to maintain) and, during the last 90 days of the relevant Initial Lease Term, with 5 days notice to Lessee, to demonstrate the Equipment to prospective purchasers;

     8.1.12 PROVIDE Lessor with its monthly management accounts, certified by Lessee's managing director or finance director as fairly presenting the data reflected, within 30 days of the end of each month (to include notification of the commencement of litigation by or against Lessee) and, following an initial public offering or admission to listing and/or trading on a recognised stock exchange (in accordance with Directive 2001/34/EC of the European Parliament and of the Council of 28 May 2001 on the admission of securities to official stock exchange listing and on information to be published on those securities or Directive 2003/71/EC of the European Parliament and of the Council of 4 November 2003, as the case may be), provide copies of any announcement which is proposed to be made public by Lessee concerning dividends, annual or interim financial statements or results or the financial positions and affairs of Lessee, and copies of any other documents required to be filed with applicable statutory or regulatory authorities or agencies in relation to the activities of Lessee.

     8.1.13 PROVIDE Lessor with its annual audited accounts, certified by a firm of chartered accountants of recognised national standing, within 90 days of the end of each accounting period of Lessee;

     8.1.14 GIVE immediate notice to Lessor of any material adverse change to the financial position and/or affairs of Lessee from the position applicable as at the date of this Master Sub-Lease; and

     8.1.15 GRANT Lessor the right to have a representative to meet with Lessee's managing director and finance director once each quarter throughout the Lease Term to review and discuss the operating performance and financial condition of Lessee and the right to have a representative to attend all meetings of Lessee's Board of Directors in a non-voting observer capacity. Lessee agrees to give notice of all board meetings to Lessor at the same time as to its directors.

8.2  LESSEE shall not:

     8.2.1 ALLOW any item of Equipment to become a fixture. Lessee shall if required and at its expense procure any landlord's waivers or other supplemental documents as may be required by Lessor;

     8.2.2 ASSIGN any of its rights under this Master Sub-Lease or any Lease Schedule other than the rights it assigns pursuant to the Lessee Deed of Assignment;

     8.2.3 ALLOW any liens, mortgages, charges or encumbrances to be created over the Equipment or allow any third parties to obtain any enforceable rights over the Equipment, other than those created by the Security Documents;

     8.2.4 PLEDGE Lessor's or Head Lessor's credit for any repairs to or maintenance of the Equipment or otherwise or represent itself at any time as in any way the agent of Lessor or Head Lessor, unless expressly agreed in writing with Lessor or Head Lessor; or

     8.2.5 MAKE any alterations to the Equipment without the prior written consent of Lessor and Head Lessor.

8.3 ON expiry of the Lease Term or any other termination or cancellation of the leasing of the Equipment, Lessee shall restore the Equipment to its original condition, fair wear and tear only excepted.

8.4 LESSEE agrees to indemnify and hold Lessor, its Affiliates, successors and assigns and any of their respective directors, officagents or employees (each an "INDEMNITEE"), harmless on demand against any and all liabilities, losses, damages, actions, claims and expenses of any kind and nature including, without limitation, court costs and legal fees and expenses (each a "Claim"), directly or indirectly related to or arising in connection with (i) the breach of any representation, warranty or obligation of Lessee under this Maste Sub-Lease or (ii) in any way arising out of or in connection with the Equipment (or its design, manufacture, purchase, development, import, export, ownership, leasing, subleasing, insurance, licensing, delivery, installation, operation, use, possession, maintenance, storage, relocation,


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

     repossession, removal return and/or disposal) and, in each case, whether economic or in consequence of loss or damage to property, infringement of any intellectual property right, or death or injury to any person. Upon an Indemnitee's written demand, Lessee shall assume and diligently conduct, at its sole cost and expense, the entire defence of that Indemnitee and its agents, employees, successors and assigns against any claim. Lessee shall not settle or compromise any Claim against or involving any Indemnitee without first obtaining that Indemnitee's written consent thereto, which consent shall not be unreasonably withheld. This Clause 8.4 shall continue in full force and effect notwithstanding the termination or cancellation of the Master Sub-Lease or any Lease Schedule, whether by expiration of time, operation of law or otherwise.

9.   EXPIRY

9.1  END OF INITIAL LEASE TERM

     LESSEE shall give Lessor 90 days' written notice prior to the end of the Lease Term, of the expiry of the Initial Lease Term, or shall notify Lessor forthwith upon the earlier cancellation or other termination of the Non-cancellable Term of each Lease Schedule. Lessee shall, at Lessee's sole expense, properly pack and return the Equipment, insured, unencumbered and in the same condition as when received by Lessee, reasonable wear and tear only excepted, by such carriers as Lessor shall approve and to such place as designated by Lessor prior to or upon the expiry of the Initial Lease Term.

9.2  HOLDOVER PERIOD

     SHOULD Lessee fail to give notice of its intent to return, or fail to return, the Equipment as directed above, all obligations of Lessee under the relevant Lease Schedule and this Master Sub-Lease, including payment of the Rental Payments, shall continue and remain in full force and effect for the period from the end of the Initial Lease Term until 90 days after notice is given to Lessor of Lessee's intent to return the Equipment and the Equipment has been returned as directed by Lessor (the "HOLDOVER PERIOD").

10.  TAX INDEMNIFICATION

     IN relation to each Lease Schedule, in the event, on or after the Lease Commencement Date, of the imposition of any additional taxes or any changes in the nature, interpretation, practice, method or time of levying or payment of taxation (other than changes in the rate of Corporation Taxes or Capital Allowances) applicable to Lessor or to the Rental Payments for the Equipment, Lessor may by notice to Lessee increase the future Rental Payments by such amount (or, if the renting shall have terminated, require Lessee to make a further payment by way of additional rental of such amount) as Lessor shall certify is necessary to leave Lessor with the same net after tax rate of return in relation to the purchase and letting by Lessor of the Equipment the subject of such Lease Schedule as Lessor would have obtained if such imposition of additional tax or change had not occurred. The provisions of this Clause 10 will continue in force until fully performed notwithstanding any prior termination of any Lease Schedules and/or the Master Sub-Lease and/or any renting thereunder.

11.  RISK AND INSURANCE

11.1 ALL risk of loss, theft and damage of and to the Equipment from any cause whatsoever shall pass to Lessee on the Acceptance Date, and no such event shall relieve Lessee of any obligation under a Lease Schedule.

11.2 LESSEE shall from the Acceptance Date until the Equipment is returned to
     Lessor:

     11.2.1 BEAR ALL risk of loss of or damage to the Equipment whether insured against or not;

     11.2.2 MAINTAIN with an insurance company approved by Lessor, in accordance with good and prudent practice of owners of such Equipment, fully comprehensive insurance under a standard form of "new for old" all risks policy including terrorism, third party, and business interruption for a 6 month period covering (i) loss of or damage to, the Equipment and against such other risks as equipment of the same type as the Equipment is normally (or when used in the manner or for the purposes for which the Equipment is or to be used) insured, for an amount equal to the greater of 110% of the total unpaid amount under Clause 5 of this Master Sub-Lease (whether due or not) and the new replacement value of the Equipment; and (ii) all liability whatsoever (including liability of Lessor and/or Head Lessor) to any third party whomsoever including any employee, agent or sub-contractor of Lessor and/or Head Lessor or of Lessee who may suffer damage to or loss of property or death or personal injury, whether arising directly or indirectly from the Equipment or its use.

     11.2.3 PROCURE that each of Lessor and Head Lessor and, if Lessor so requests, any Affiliates of Lessor and Head Lessor is an additional insured and that the interest of Lessor and Head Lessor is noted under the policy and that each of Lessor and Head Lessor is loss payee;

     11.2.4 UPON request produce to Lessor the policy and all premium receipts;

     11.2.5 PROMPTLY notify Lessor of any event which may give rise to a claim under the policy and upon request irrevocably appoint Lessor to be its sole agent to negotiate, agree or compromise such claim;

     11.2.6 IN the case of any damage to an item of Equipment (unless it is damaged beyond repair), Lessee shall, at Lessee's sole expense or from any insurances proceeds and with Lessor's prior consent, either:

          (i) RESTORE the item of Equipment to its original condition, reasonable wear and tear only excepted; or

          (ii) REPLACE it with like equipment of the same or later model in good condition; and

          UPON Lessee's replacement of any Equipment under this Clause or under Clause 11.2.7, Lessee shall transfer title to such replaced Equipment to Head Lessor and Lessee shall take such action as Lessor and/or Head Lessor shall require for the purposes of encumbering such replacement Equipment in accordance with the Equipment Pledge; and

     11.2.7 IF any item of Equipment is damaged beyond repair, stolen or lost, Lessor shall, at its option:

          (i) REQUIRE the replacement of such item with like equipment of the same or later model in good condition, to be paid for by Lessee at Lessee's sole expense or from any insurance proceeds and with Lessor's prior consent. In this case such item of Equipment shall be substituted for the damaged, lost or stolen item on the relevant Lease Schedule, and Rental Payments shall continue from the relevant Lease Commencement Date until the end of the Lease Term of the Lease Schedule to which the Equipment becomes subject without any interruption; or

          (ii) TERMINATE the renting of the relevant item of Equipment by notice, and the sums payable under Clause 14.1 of this Master Sub-Lease shall then fall due for immediate payment.

11.3 LESSEE shall from the Acceptance Date until the Equipment, including any replacement Equipment under Clauses 11.2.6 and 11.2.7, is returned to Lessor, upon request assign to Lessor Lessee's rights in respect of the Equipment only


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

     under such insurance policy pursuant to and in accordance with the Lessee Deed of Assignment.

11.4 WITHOUT prejudice to the provisions of Clause 19.3, if Lessee fails to effect and maintain insurance in respect of the Equipment in accordance with the provisions of this Clause 11, Lessor will be entitled, but not obliged, to effect such insurance and Lessee shall on demand indemnify Lessor in respect of all liabilities, losses, damages or expenses thereby incurred by Lessor.

12   TERMINATION EVENTS

     EACH of the following events shall constitute an "EVENT OF DEFAULT" under this Master Sub-Lease and any Lease Schedule:

12.1 NON-PAYMENT, by the due date of any Rental Payment or other payment required of Lessee under the terms of this Master Sub-Lease or any Lease Schedule or the Lessee Deed of Assignment or under any document relating to it;

12.2 NON-COMPLIANCE with or breach of any other obligation of Lessee under this Master Sub-Lease or any Lease Schedule or the Lessee Deed of Assignment or under any document relating to it, which, where capable of remedy, has not been remedied within 5 days of notice thereof being given to Lessee;

12.3 ANY misrepresentation or false statement of, or omission to state, a material fact in connection with the execution, performance or non-performance of this Master Sub-Lease or any Lease Schedule or the Lessee Deed of Assignment or under any document relating to it by Lessee or in connection with credit or financial information submitted to Lessor at any time, or if any representation, warranty or statement of Lessee in this Master Sub-Lease, any Lease Schedule or any Acceptance Certificate or the Lessee Deed of Assignment or under any document relating to it is inaccurate or false;

12.4 ANY material adverse deviation by Lessee from its business plan (as it may have been supplemented in writing) presented to Lessor, since the date of this Master Sub-Lease;

12.5 ANY other event (whether related or not) occurs (including, without limitation, a material (in the reasonable opinion of Lessor) adverse change, from the position applicable as at the date of this Master Sub-Lease, in the business affairs or condition (financial or otherwise) of Lessee), the effect of which is, in the reasonable opinion of Lessor, to materially affect, delay or prevent the due fulfilment by Lessee of any of its obligations or undertakings in this Master Sub-Lease, any Lease Schedule or a Lessee Deed of Assignment;

12.6 IF Lessee shall dispose or threaten to dispose of all or any material part of its assets or shall cease or threaten to cease to carry on business;

12.7 IF Lessee shall pass or summon a meeting to pass a resolution for voluntary winding up (except for a reconstruction or amalgamation on terms previously approved in writing by Lessor) or shall have a winding up petition presented against it or an application for an administration order is made in relation to Lessee or a receiver is appointed in relation to all or any of Lessee's assets; or Lessee shall make a proposal for a voluntary arrangement as defined in the Insolvency Act 1986 (as amended) or any other arrangement with creditors; or there being any Change of Control; or Lessee shall stop payment or shall be unable to, or shall admit its inability to, pay its debts as they fall due or shall be adjudicated or found to be insolvent;

12.8 IF any event analogous to any of the events set out in Clause 12.7 shall occur in relation to Lessee in a jurisdiction other than England and Wales;

12.9 IF any of the events set out in Clauses 12.6 to 12.8 shall occur in relation to any parent company of Lessee or any guarantor of Lessee's liabilities;

12.10 IF any execution, distress or other legal process is levied or threatened to be levied upon the Equipment;

12.11 IF the Equipment is confiscated, seized, impounded or otherwise taken from Lessee;

12.12 THE Equipment is in any way materially imperilled or in jeopardy (including by way of depreciation in value beyond a normal depreciation);

12.13 IT becomes unlawful or impossible (i) for Lessee to discharge any liability under this Master Sub-Lease or to comply with any other obligation which Lessor considers material under this Master Sub-Lease, or each Lease Schedule or the Lessee Deed of Assignment, or (ii) for Lessor to exercise or enforce any right under, or to enforce any security interest created by, this Master Sub-Lease, or each Lease Schedule or the Lessee Deed of Assignment; or

12.14 ANY provision which Lessor reasonably considers material of this Master Sub-Lease, any Lease Schedule or a Lessee Deed of Assignment proves to have been or becomes invalid or unenforceable, or a security interest created by a Lessee Deed of Assignment proves to have been or becomes invalid or unenforceable or such a security interest proves to have ranked after, or loses its priority to, another security interest or any other third party claim or interest, provided however that if Lessee proposes replacement security which Lessor and Head Lessor accept, and such replacement security is constituted in a manner acceptable to Lessor and Head Lessor within such period of time as Lessor and Head Lessor may require, such event shall cease to constitute an Event of Default.

13.  REMEDIES

13.1 UPON the occurrence and during the continuance of any Event of Default, Lessor shall have the right, without demand or prior notice, in Lessor's sole discretion, to exercise any one or more of the following remedies:

     13.1.1 TO terminate all or any Lease Schedules and/or the renting under all or any Lease Schedules;

     13.1.2 TO declare the damages specified in Clause 14.1 to be immediately due and payable;

     13.1.3 TO require the return of and/or take possession of any or all items of Equipment to Head Lessor, subject always to the terms of the Equipment Pledge which shall prevail, with or without any court order or other process of law, and for this purpose Lessor, Head Lessor and/or their respective agents may enter upon any premises of or under the control or jurisdiction of Lessee or any agent of Lessee, without liability for suit, action or other proceeding by Lessee and remove the Equipment therefrom; Lessee further agrees, on demand, to assemble the Equipment and make it available to Lessor and/or Head Lessor (as the case may be) at a place to be designated by Lessor and/or Head Lessor (as the case may be) which is reasonably convenient to Lessor and/or Head Lessor (as the case may be) and Lessee; notwithstanding the foregoing, such taking of possession shall not relieve Lessee of its obligations to pay damages as set forth in Clause 14.1. Lessee further waives any and all damages occasioned by such taking of possession; and

     13.1.4 TO exercise any other right or remedy which may be available to Lessor and/or Head Lessor.

13.2 IF an Event of Default has occurred as a result of a Change of Control, Lessor may, in its absolute discretion waive its rights to any remedy otherwise available pursuant to Clause 13.1 in relation to that Change of Control if a parent company or other guarantee or security arrangement is provided as required by Lessor.

13.3 LESSOR'S further acceptance of Rental Payments or any other action or inaction by Lessor shall not prejudice Lessor's rights under this Clause 13.

14   DAMAGES

14.1 ON termination of this Master Sub-Lease, of any Lease Schedule and/or of any renting of Equipment, and without


A03859429                               7                       MASTER SUB-LEASE
     prejudice to the provisions of Clauses 6 and 10, Lessee shall immediately pay:

     14.1.1 ALL due and unpaid Rental Payments and all other amounts payable hereunder plus applicable late charges and interest due under Clause 5.5;

     14.1.2 AS agreed compensation for loss of profit, a sum equal to the aggregate of all Rental Payments which, but for the termination, would have been paid throughout the remainder of the Non-cancellable Term of each relevant Lease Schedule, discounted to present value at the Discount Rate;

     14.1.3 ALL Lessor's and/or Head Lessor's costs of repossession, recovery, storage and repairs and of lease or sale to a third party;

     14.1.4 SUCH further amount as may at any time be specified by Lessor (taking into account any taxation payable by Lessor or Head Lessor) as is necessary to maintain Lessor and Head Lessor's net after tax rate of return on its funds invested in the acquisition and renting of the Equipment;

     14.1.5 ALL other expenses including court costs and reasonable legal fees and expenses; plus

     14.1.6 IN addition, if the Equipment or any items of Equipment are lost, stolen, confiscated, seized, requisitioned, or damaged beyond economic repair, an amount equal to the Residual Value of the Equipment, discounted at the rate of 3 percent per annum to reflect early receipt.

14.2 THE amount specified in Clause 14.1 will, in the case of a repudiatory breach by Lessee, be recoverable as liquidated damages and otherwise shall be recoverable as a debt or liquidated demand.

15   NON PETITION

     Lessee agrees that it will not, in relation to this Master Sub- Lease, any Lease Schedule and any Equipment subject thereto, institute against, or join any person in instituting against Lessor, any Affiliate of Lessor and any of their respective directors, officers, agents or employees any bankruptcy, suspension of payments, a moratorium of any indebtedness, winding-up, reorganisation, arrangement, insolvency or liquidation proceeding or other proceeding under any similar law for two years (or, if later, the longest suspect period, preference period or similar period (however described) ending with the onset of insolvency in respect of which transactions entered into by Lessor within such period may be subject to challenge under applicable insolvency or other proceeding) plus one day after the date on which all amounts payable under the last outstanding instrument entered into by Lessor, as the case may be, are repaid.

16   LESSEE AS SALES AGENT

16.1 ON the termination or expiry of the Lease Term in respect of any item of Equipment, Lessor may (but shall not be obliged to) by written notice to Lessee instruct and appoint Lessee to act as the exclusive or non-exclusive (as elected by Lessor or Head Lessor) sales agent of Head Lessor for the purpose of seeking a purchaser for the Equipment. If so instructed by Lessor, Lessee will be bound to act as such exclusive or non-exclusive, as the case may be, sales agent, in each case subject to the other provisions of this Clause 16 and on the terms set out in Clause 17.

16.2 IF Lessor appoints Lessee to act as Head Lessor's sales agent, then Lessor shall procure that Head Lessor shall use reasonable endeavours to procure that any security interest created by the Security Documents over the relevant Equipment in respect of which Lessee is to act as sales agent is promptly released.

16.5 IN acting as Head Lessor's sales agent, Lessee will not be entitled to any remuneration or other compensation save as expressly provided in Clauses 16, 17 and 18.

17   TERMS OF SALES AGENCY

     IF Lessee is appointed to act as Head Lessor's sales agent pursuant to Clause 16.1, then Lessee will us its best endeavours to find a purchaser and arrange and complete a sale of the Equipment on the following conditions (it being acknowledged that Lessee is herby authorised to execute documentation on behalf of Head Lessor and complete a sale of the relevant Equipment if the following conditions are satisfied):

17.1 THE sale will be at a cash price payable by the purchaser in Euro (or in any other currency readily convertible into Euro) in full in England and Wales on or before the date for completion of such sale direct to such account as Head Lessor and Lessee may agree for application in accordance with Clause 18;

17.2 THE sale will be at such price as Lessee may determine in its discretion taking into account the Residual Value set out in the relevant Lease Schedule and subject to Lessor's and/or Head Lessor's prior written approval;

17.3 THE sale will be without any representation, recourse or warranty of any kind to or on the part of Lessor and/or Head Lessor other than a warranty that the Equipment is free from any security interest created by Head Lessor and a warranty that Head Lessor passes such title to the Equipment as it received under the original purchase order referred to in Clause 3;

17.4 THE sale will be on an "as is, where is" basis and governed by the laws of England, and unless Head Lessor otherwise agrees, on terms that risk in the Equipment shall pass to the purchaser no later than the date of payment in full of the purchase price and any VAT or other similar taxes thereon (if applicable);

17.5 WITHOUT prejudice to any warranty referred to in Clause 17.3 above, the sale will exclude, as far as permitted by the laws of England and Wales, all liability of Lessor and/or Head Lessor, in contract or tort or otherwise, in relation to the Equipment to the same extent as such liabilities are excluded by Clause 6;

17.6 SUCH title as Head Lessor has to the Equipment will pass to the purchaser no earlier than payment in full of the purchase price (and any VAT or similar taxes thereon, if applicable); and

17.7 THE contract evidencing the sale shall not contain any obligation or liability of any kind (whether in contract or in tort or otherwise) on the part of Head Lessor other than the obligation of Head Lessor to transfer to the purchaser on receipt of the purchase price (and any VAT or other similar taxes thereon, if applicable) such title to the Equipment as it has free from any security interests created by Head Lessor and the warranties referred to it in Clause 17.3 above.

18   APPLICATION OF PROCEEDS

     FOLLOWING the sale of the Equipment under Clauses 16 and 17 any sale proceeds referable thereto shall be paid to Head Lessor in immediately available funds (or, if paid by the purchaser of the Equipment to an account of Head Lessor in accordance with Clause 17.1, shall be retained by Head Lessor); provided that, if the Lessee has been appointed as Head Lessor's sales agent under Clause 16, an amount equal to all reasonable and documented costs and expenses (including taxes and legal fees) incurred by Lessee directly in connection with its acting as sales agent in respect of the Equipment shall be deducted from such sale proceeds (or, if the sale proceeds are paid by the purchaser of the Equipment to an account of Head Lessor in accordance with Clause 17.1, shall be paid by Head Lessor or Lessor to Lessee).


A03859429                               8                       MASTER SUB-LEASE

19   GENERAL

19.1 ALL agreements, covenants, representations and warranties of Lessee contained in this Master Sub-Lease or in the Lease Schedules or other documents delivered pursuant hereto or in connection herewith shall survive the execution and delivery, and the expiration, cancellation or other termination of this Master Sub-Lease and/or any Lease Schedule.

19.2 IF Lessee shall fail duly and promptly to perform any of its obligations under any Lease Schedule, Lessor may, at its option and at any time, perform the same without waiving any default on the part of Lessee, or any of Lessor's rights. Lessee shall reimburse Lessor, within 5 days after notice thereof is given to Lessee, for all expenses and liabilities incurred by Lessor in the performance of Lessee's obligations.

19.3 LESSOR'S failure at any time to require strict performance by Lessee shall not constitute waiver of, or diminish, Lessor's right to demand strict compliance with any provision of the Master Sub-Lease. Waiver by Lessor of any default shall not constitute waiver of any other default. No rights or remedies referred to herein shall be exclusive, but shall be cumulative and in addition to any other right or remedy set forth herein or otherwise available to Lessee at law or in equity.

19.4 ANY upgrades, additions and attachments to Equipment the subject of a Lease Schedule shall, upon approval by Lessor, be included on that Lease Schedule by way of supplement, with a Non-cancellable Term that is co-terminous with the Equipment to which such upgrade, addition or attachment is being attached.

19.5 FROM the date of this Master Sub-Lease until the end of the Lease Term, Lessee shall provide Lessor with all requests for additional debt or lease financing at the same time as such requests are provided to other financing sources. Should Lessor and Lessee fail to agree on the terms and conditions of such financing, then Lessee may accept a funding source other than Lessor.

19.6 LESSOR shall have the right, in its sole discretion, to assign, sell, pledge, grant a security interest in or otherwise encumber its rights under this Master Sub-Lease and/or one or more Lease Schedules and/or with respect to the Equipment leased pursuant to such Lease Schedule(s) to any third party (an "ASSIGNEE"), or may be acting as an agent for any Assignee in entering into any Lease Schedule. Lessee hereby irrevocably consents to any assignment, sale, pledge, grant of a security interest or any other disposal to an Assignee. Lessee agrees that if it receives notice from Lessor or from any such Assignee that it is to make payments under this Master Sub- Lease and/or any Lease Schedule to such Assignee rather than to Lessor, or that any of its other obligations under the relevant Lease Schedule are to be owed to the named Assignee, Lessee shall comply with any such notice. Subject to the foregoing, this Master Sub-Lease and each Lease
     Schedule inures to the benefit of, and is binding upon, the successors and assigns of Lessor.

19.7 LESSEE consents to the disclosure of information by Lessor to its Affiliates and to other parties to the Security Documents and potential assignees.

19.8 ALL notices related hereto shall be delivered or posted to Lessor or Lessee at its respective address as specified on the cover page of the Master Sub-Lease, or at such other address as either party may designate in writing to the other party.

19.9 CLAUSE titles are solely for convenience and are not an aid in the interpretation of this Master Sub-Lease.

19.10 IF any provision or remedy herein provided is determined invalid under applicable law, such provision shall be inapplicable and deemed omitted; but the remaining provisions, including remaining default remedies, shall be given effect in accordance with their terms.

19.11 THE provisions of this Master Sub-Lease and of each Lease Schedule constitutes the entire agreement between the parties and shall not be varied otherwise than by an instrument in writing executed by or on behalf of Lessor and Lessee which has been previously approved in writing by Head Lessor.

19.12 THIS Master Sub-Lease may be executed in counterparts, each of which shall be an original, but all such counterparts shall together constitute one and the same instrument.

20   GOVERNING LAW AND JURISDICTION

     ENGLISH Law shall govern this Master Sub-Lease and the Lease Schedules and the parties accept the non-exclusive jurisdiction of the English Courts.


A03859429                               9                       MASTER SUB-LEASE

DULY EXECUTED BY THE PARTIES ON THE DATE SET OUT ON THE FRONT PAGE OF THIS MASTER SUB-LEASE.

SIGNED                                  SIGNED

For and on behalf of                    For and on behalf of

BIOVEX LIMITED                          VENTURE LEASING (UK) ANNEX LIMITED


/s/ P. Astley-Sparke                    /s/ Maurizio Petitbon
-------------------------------------   ----------------------------------------
Authorised Signatory                    Authorised Signatory
Name: Philip Astley-Sparke              Name: Maurizio Petitbon
Title: Director                         Title: Director


A03859429                              10                       MASTER SUB-LEASE